Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Tracy Shilobrit
Manpower Inc.
+1.414.906.6088
tracy.shilobrit@manpower.com

Manpower Inc. Announces Departure of Jean-Pierre Lemonnier,

Names Jean-Francois Ferret as President of Manpower France

MILWAUKEE, WI, USA, June 30, 2006 – Manpower Inc. (NYSE: MAN) announced today that Jean-Pierre Lemonnier, President and Managing Director of Manpower France, has left the company.  A search has been initiated to find a permanent replacement for Lemonnier, who has led the company’s French operations since 2002.

The company has appointed Jean-Francois Ferret as President of Manpower France, effective immediately, to lead the organization on an interim basis.  Ferret joined Manpower in June 2005 as Deputy General Manager of Manpower France.  He previously served as CFO of Western European Markets for COMPASS Group, Senior Vice President of Western European Markets for Thomas Cook, General Manager of Thomas Cook France and as Deputy General Manager of Havas Voyages – American Express.

Commenting on market conditions in France, Jeffrey A. Joerres, Chairman & CEO of Manpower Inc., stated, “Demand for our services has strengthened this year.  We expect our French revenue growth in the second quarter to equal or exceed the upper end of our previously issued guidance of 7–9 percent in constant currency over prior year.”

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. The $16 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting.  Manpower's worldwide network of 4,400 offices in 72 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world's largest multinational corporations. The focus of Manpower's work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands:  Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management.  More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements

This news release contains statements, including earning projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results.  The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements.  Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Forward-Looking Statements’ in its Annual Report on Form 10-K for the year ended December 31, 2005, which information is incorporated herein by reference.

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Manpower Inc. • P.O. Box 2053 • 5301 N. Ironwood Rd., Milwaukee, WI  53201 • USA • Phone +1.414.961.1000 • www.manpower.com